                                  EXHIBIT (11)

                  THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
                  ---------------------------------------------

                        Computation of Earnings Per Share
                        ---------------------------------

Amounts in millions except per share amounts

                                                                                      Years Ended June 30
                                                                -------------------------------------------------------------
                                                                  1999         2000         2001          2002        2003
                                                                --------     --------    ---------     ---------    ---------
BASIC NET EARNINGS PER SHARE
----------------------------

Net earnings                                                    $  3,763     $  3,542    $   2,922     $   4,352    $   5,186
Preferred dividends, net of tax benefit                              109          115          121           124          125
                                                                --------     --------    ---------     ---------    ---------
Net earnings available to common shareholders                   $  3,654     $  3,427    $   2,801     $   4,228    $   5,061
                                                                ========     ========    =========     =========    =========

Basic weighted average common
    shares outstanding                                           1,328.1      1,313.2      1,300.3       1,297.4      1,296.6
                                                                ========     ========    =========     =========    =========

Basic net earnings per common share                             $   2.75     $   2.61    $    2.15     $    3.26    $    3.90
                                                                ========     ========    =========     =========    =========

DILUTED NET EARNINGS PER SHARE
------------------------------

Net earnings                                                    $  3,763     $  3,542    $   2,922     $   4,352    $   5,186
Deduct preferred dividend impact on
    funding of ESOP                                                   22           18           15            12            9
                                                                --------     --------    ---------     ---------    ---------
Diluted net earnings                                            $  3,741     $  3,524    $   2,907     $   4,340    $   5,177
                                                                ========     ========    =========     =========    =========

Basic weighted average common
    shares outstanding                                           1,328.1      1,313.2      1,300.3       1,297.4      1,296.6
Add potential effect of:
    Conversion of preferred shares (1)                              97.2         94.3         91.9          88.8         85.1
    Exercise of stock options (2)                                   21.5         19.7         13.4          18.7         19.6
                                                                --------     --------    ---------     ---------    ---------
Diluted weighted average common
    shares outstanding                                           1,446.8      1,427.2      1,405.6       1,404.9      1,401.3
                                                                ========     ========    =========     =========    =========

Diluted net earnings per common share                           $   2.59     $   2.47    $    2.07     $    3.09    $    3.69
                                                                ========     ========    =========     =========    =========

(1) Despite being included currently in diluted net earnings per common share, the actual conversion to common stock occurs pursuant to the repayment of the ESOP through 2021.

(2) Approximately 33 million in 2003, 36 million in 2002 and 38 million in 2001 of the Company's stock options were not included in the diluted net earnings per share calculation because to do so would have been antidilutive (i.e., the exercise price exceeded market value.)